Exhibit 10.1

Certain exhibits and schedules to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon request.

MUTUAL STOCK PURCHASE AND ASSET EXCHANGE AGREEMENT

This Mutual Stock Purchase and Asset Exchange Agreement (this “Agreement”) is entered into as of October 14, 2026 (the “Effective Date”), by and between VIVOS THERAPEUTICS, INC., a Delaware corporation (“Vivos” or the “Purchaser”) and SOD SCIENCES, INC., a Florida corporation (“SOD” or the “Seller” and, together with Vivos, the “Parties”).

RECITALS

A. SOD owns the ReBalU Protocol, the test/treat/retest platform, the pseudohypoxia early-warning test architecture and related patent filings, a marketing agreement with American Health Associates (“AHA”), and a Memorandum of Understanding with Cleveland Clinic Weston.

B. SOD desires to sell and transfer to Vivos, and Vivos desires to purchase and acquire from SOD, (i) shares of capital stock of SOD representing eleven percent (11%) of the post-closing fully diluted equity of SOD and (ii) a fifty percent (50%) undivided interest in the pseudohypoxia early-warning test and related intellectual property, in each case on the terms set forth herein and in the Assignment and Co-Ownership Agreement attached as Exhibit A hereto.

C. As the sole consideration for such purchase, Vivos will issue to SOD a new series of convertible preferred stock of Vivos with an aggregate stated value of $12,000,000, having the terms set forth in the Certificate of Designations attached as Exhibit B hereto.

D. Following the Closing, the Parties will negotiate and enter into (i) a joint marketing or distribution agreement (the “Joint Marketing Agreement”) governing SOD’s marketing of Vivos products through the AHA and Cleveland Clinic channels and the sharing of contribution margin on the pseudohypoxia test, containing at a minimum the terms set forth in Exhibit C hereto, and (ii) a separate agreement addressing marketing of the ReBalU Protocol to U.S. sleep-testing centers (the “Sleep Center Agreement”), to be negotiated in good faith after the Closing.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CONSIDERATION

1.1 Purchase and Sale of the SOD Shares.

Upon the terms and subject to the conditions of this Agreement, at the Closing, SOD shall issue, sell, transfer and deliver to Vivos, and Vivos shall purchase and acquire from SOD, such number of shares of common stock of SOD as equals at least eleven percent (11%) of the fully diluted equity of SOD (and of both voting and economic equity interests in SOD) immediately after the Closing, after giving effect to the issuance of such shares (calculated on a fully diluted, as-converted basis, including all outstanding options, warrants and convertible securities) (the “SOD Shares”), free and clear of all liens, claims and encumbrances (“Liens”). Based on fully diluted capital stock outstanding immediately before Closing of 23,523,000 shares of common stock, Vivos will receive 2,907,338 shares of SOD common stock at Closing.

1.2 Purchase and Sale of the Test Interest.

Upon the terms and subject to the conditions of this Agreement, at the Closing, SOD shall sell, assign, transfer and convey to Vivos, and Vivos shall purchase and acquire from SOD, a fifty percent (50%) undivided co-ownership interest in the pseudohypoxia early-warning test and related intellectual property (the “Test Interest”), free and clear of all Liens, on the terms and conditions set forth in the Assignment and Co-Ownership Agreement in the form attached as Exhibit A (the “Assignment Agreement”). The Test Interest, together with the SOD Shares, are referred to as the “Purchased Interests.” The transfer of the Test Interest shall be effected at the Closing by the execution and delivery of the Assignment Agreement.

1.3 Consideration; Issuance of the Preferred Shares.

As the sole consideration for the Purchased Interests, at the Closing, Vivos shall issue and deliver to SOD shares of a newly created series of convertible preferred stock of Vivos, designated “Series C Convertible Preferred Stock” (the “Preferred Shares”), with an aggregate stated value of $12,000,000, having the rights, preferences and limitations set forth in the Certificate of Designations in the form attached as Exhibit B hereto (the “Certificate of Designations”).

1.4 Contribution Margin on the Test.

From and after the Closing, the Parties shall share equally (50/50) the contribution margin on every sale of the Test through any channel, whichever Party makes the sale, as to be further documented in the Joint Marketing Agreement contemplated by Section 6.2.

ARTICLE II

CLOSING

2.1 Closing.

The closing of the purchase and sale of the Purchased Interests and the issuance of the Preferred Shares (the “Closing”) shall take place remotely by exchange of electronic signatures and documents immediately upon the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied at the Closing), or on such other date as the Parties mutually agree in writing (the “Closing Date”). The Parties intend that this Agreement be executed, and that Vivos file a Current Report on Form 8-K with a pro forma condensed balance sheet, on or before October 15, 2026.

2.2 Seller Closing Deliverables.

At the Closing, SOD shall deliver to Vivos:

A. a counterpart of this Agreement, duly executed by SOD;

B. certificates or book-entry evidence representing the SOD Shares, registered in the name of Vivos;

C. a shareholder confirmation letter, duly executed by SOD, substantially in the form of Exhibit D, confirming that Vivos is the record holder of the SOD Shares as of the Closing Date and that the SOD Shares are fully paid and non-assessable, together with an extract of SOD’s updated capitalization table as of the Closing Date reflecting that record ownership;

D. certified copies of the resolutions of SOD’s board of directors approving this Agreement, the issuance and sale of the SOD Shares and the transfer of the Test Interest;

E. the Assignment Agreement, duly executed by SOD;

F. a certificate of an officer of SOD certifying SOD’s organizational documents, authorizing resolutions and incumbency; and

G. a certificate of an officer of SOD certifying the satisfaction of the conditions set forth in Sections 3.1(F) and 3.1(G).

2.3 Purchaser Closing Deliverables.

At the Closing, Vivos shall deliver to SOD:

A. evidence of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

B. book-entry evidence representing the Preferred Shares, registered in the name of SOD; and

C. a certificate of an officer of Vivos certifying Vivos’s authorizing resolutions and the satisfaction of the conditions set forth in Section 3.2.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of Vivos.

The obligation of Vivos to consummate the Closing is subject to the satisfaction (or waiver by Vivos in writing) of each of the following conditions:

A. Valuation opinion. Vivos shall have received an independent valuation opinion, from a firm selected by the Vivos board of directors or a committee thereof, addressed to the Vivos board, covering the SOD Shares and supporting the recording of at least $12,000,000 stated value of the Preferred Shares in stockholders’ equity, in form and substance reasonably satisfactory to the Vivos board.

B. Auditor concurrence. Vivos shall have received concurrence from its independent registered public accounting firm that (i) the Preferred Shares will be classified in permanent stockholders’ equity and (ii) the Purchased Interests will be recorded at the fair value thereof as determined by Vivos board of directors or $12,000,000, whichever is higher.

C. Series B consent. Vivos shall have received the written consent of the holder of the Series B Convertible Preferred Stock held by Streeterville Capital, LLC to the creation and issuance of the Preferred Shares, and such consent shall remain in full force and effect.

D. Nasdaq. Vivos shall have submitted a Listing of Additional Shares notification to Nasdaq with respect to the common stock issuable on conversion of the Preferred Shares, and no objection from Nasdaq shall be outstanding.

E. Delivery of the Purchased Interests. SOD shall have delivered, or shall stand ready to deliver at the Closing, the SOD Shares and the Test Interest, free and clear of all Liens, together with each item described in Section 2.2, including SOD’s executed counterpart of this Agreement, certified resolutions of SOD’s board of directors approving the transactions contemplated hereby, and the shareholder confirmation letter substantially in the form of Exhibit D, with an updated capitalization table extract.

F. Representations; covenants; no injunction. The representations and warranties of SOD in Article IV shall be true and correct in all material respects as of the Closing Date; SOD shall have performed in all material respects its obligations hereunder required to be performed at or before the Closing; and no law, order or injunction shall prohibit the Closing.

G. SOD Consents. All consents and approvals required to be obtained by SOD for the consummation of the transactions contemplated hereby, including those set forth on Schedule 4.5, shall have been obtained and shall be in full force and effect.

3.2 Conditions to the Obligations of SOD.

The obligation of SOD to consummate the Closing is subject to the satisfaction (or waiver by SOD in writing) of each of the following conditions:

A. the Certificate of Designations shall have been duly approved by Vivos board of directors and filed with the Secretary of State of the State of Delaware;

B. Vivos shall stand ready to issue and deliver the Preferred Shares and each item described in Section 2.3;

C. Vivos shall have received the written consent of the holder of the Series B Convertible Preferred Stock held by Streeterville Capital, LLC to the creation and issuance of the Preferred Shares, and such consent shall remain in full force and effect;

D. the representations and warranties of Vivos in Article V shall be true and correct in all material respects as of the Closing Date, and Vivos shall have performed in all material respects its obligations hereunder required to be performed at or before the Closing; and

E. no law, order or injunction shall prohibit the Closing.

3.3 Closing Efforts.

Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions set forth in this Article III to be satisfied as promptly as practicable and in any event prior to the Outside Date, including, in the case of Vivos, using commercially reasonable efforts to (a) engage the independent valuation firm and obtain the fairness and valuation opinion described in Section 3.1(A), (b) obtain the Series B holder consent described in Section 3.1(C), (c) obtain the auditor concurrence described in Section 3.1(B), (d) make the Nasdaq notification described in Section 3.1(D); and, in the case of SOD, using commercially reasonable efforts to deliver the Purchased Interests and all instruments and consents required for their transfer and to cooperate with the valuation firm, the auditors and Nasdaq, including by furnishing financial, patent and channel information reasonably requested.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SOD

SOD represents and warrants to Vivos, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization; Authority.

SOD is duly organized, validly existing, and in good standing under the laws of the State of Florida. SOD has full corporate power and authority to own its assets, conduct its business as currently conducted, and to execute, deliver, and perform this Agreement and the other transaction documents. SOD has duly authorized the execution, delivery, and performance of this Agreement by all necessary corporate action. This Agreement constitutes SOD’s valid and binding obligation, enforceable against SOD in accordance with its terms, subject to bankruptcy and other customary equitable limitations. The execution, delivery, and performance of this Agreement do not conflict with SOD’s organizational documents, any material agreement to which SOD is a party, or applicable law, except as would not reasonably be expected to be material.

4.2 Capitalization; the SOD Shares.

Schedule 4.2 sets forth the fully diluted capitalization of SOD prior to Closing, including all outstanding shares (by class and series), options, warrants, convertible securities, SAFEs, promises to issue equity, and any other rights to acquire equity interests. All outstanding equity interests of SOD are validly issued, fully paid, and nonassessable. There are no preemptive rights, anti-dilution rights, voting agreements, or other arrangements that would dilute, prefer, or otherwise adversely affect the percentage or economic rights represented by the SOD Shares, except as set forth on Schedule 4.2. The SOD Shares, when issued and delivered at the Closing, will represent at least eleven percent (11%) of the fully diluted equity of SOD immediately after Closing, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, preemptive rights, and transfer restrictions other than those arising under applicable securities laws or as set forth on Schedule 4.2.

4.3 Title to the Test Interest; Intellectual Property.

SOD is the sole and exclusive owner of the Test and of all patent applications and other intellectual property rights included in the Test Interest, free and clear of all Liens and licenses. The patent filings and related intellectual property comprising the Test IP are as described in Exhibit A and Schedule A thereto. SOD has not received notice of any claim challenging its ownership of, or the validity of, such rights. Except as set forth on Schedule 4.3, the Test Interest is free and clear of Liens and of any licenses that would materially impair the co-ownership interest being transferred. Upon the Closing, Vivos will hold a 50% undivided co-ownership interest in the Test Interest, free and clear of all Liens.

4.4 Channel Agreements.

SOD has delivered to Vivos true, correct, and complete copies of the American Health Associates (“AHA”) marketing term sheet and the Memorandum of Understanding with Cleveland Clinic Weston (including all amendments and related writings) (the “Cleveland MOU”).

The AHA marketing term sheet and the Cleveland MOU are a term sheet and a memorandum of understanding, respectively, and not definitive agreements. SOD has no information that would lead it to believe that the rights and economic arrangements described in the AHA marketing term sheet and the Cleveland MOU will not be reflected in the definitive agreements contemplated thereby, and SOD expects that such definitive agreements, when executed, will contain terms consistent in all material respects with the rights and arrangements set forth in the AHA marketing term sheet (such definitive agreement with AHA, the “AHA Agreement”) and the Cleveland MOU (such definitive agreement with Cleveland Clinic Weston, the “CCW Agreement”).

The AHA Agreement will provide SOD with the right to market testing and device products (including Vivos products) to clinics and patient populations identified through the AHA network, on terms consistent with those described in the proposal dated October 13, 2026 (Vivos retaining 80% of contribution margin on sales of Vivos products, SOD receiving 20%), subject only to the express terms of the AHA Agreement and any ordinary-course operational requirements. The residual qualified patient access described in the materials provided to Vivos and its valuation advisors is consistent in all material respects with the rights that will actually be conferred by the AHA Agreement. SOD has not received notice of any restructuring, termination, or material limitation that would reduce that access below the levels reflected in those materials.

The Cleveland MOU covers, and the CCW Agreement will cover, an IRB-approved study comparing Vivos’s FDA-cleared appliances with CPAP for intermittent hypoxia and a commercial program to transition more than 2,000 existing CPAP patients to Vivos devices, including the commitment of the Clinic’s chief medical officer (as reflected in the MOU or related writings) to direct physicians to begin that transition without waiting for study results. The Cleveland MOU provides, and the CCW Agreement will provide, SOD with the right to market Vivos testing and device products into the Cleveland Clinic Weston and related South Florida cardiac channel on terms consistent with those described in the proposal dated October 13, 2026 (Vivos retaining 80% of contribution margin on sales of Vivos products, SOD receiving 20%), subject only to the express terms of the Cleveland MOU and any ordinary-course operational requirements. SOD has not received notice of any termination, material limitation, or failure of the commercial program or study arrangements that would materially impair the access or economics described in the materials provided to Vivos and its valuation advisors.

SOD has the legal right and authority to perform the marketing and channel commitments contemplated by this Agreement and the related joint arrangements, and to deliver the patient access and economic rights relied upon in the valuation materials.

4.5 No Conflicts; Consents.

The execution, delivery and performance of this Agreement do not conflict with SOD’s organizational documents, any material agreement to which SOD is a party, or any applicable law. The only consents and approvals required to be obtained by SOD in connection with the transactions contemplated hereby are those set forth on Schedule 4.5.

4.6 Financial Condition

SOD has delivered to Vivos a certificate signed by its chief executive officer presenting its most recent balance sheet information as of October 14, 2026. Such balance sheet information fairly presents, in all material respects, the financial position of SOD as of such date, prepared on a consistent basis. SOD has no material liabilities (absolute, contingent, or otherwise) that are not reflected or reserved against and presented in that certificate or incurred in the ordinary course since the balance-sheet date, except as set forth on Schedule 4.6. SOD has no material indebtedness, preferred claims, or other senior obligations except as disclosed in the certificate attached to Schedule 4.6. Net debt (calculated consistently with ordinary valuation practice) is as set forth in the certificate attached to Schedule 4.6; there are no material undisclosed senior claims or other equity adjustments that would reduce the enterprise value attributable to SOD.

4.7 Accuracy of Information Supplied.

All information, materials, forecasts, patient counts, conversion assumptions, pricing data, and other materials that SOD has provided to Vivos or to the valuation firm (including investor summaries, patient guides, protocol materials, and channel analyses) are true, accurate, and complete in all material respects and do not omit any material fact necessary to make the information not misleading. Key operational facts relied upon in those materials (including residual qualified patient pools, conversion gates, and recheck assumptions) are accurate in all material respects to SOD’s knowledge

4.8 Litigation.

There is no action, suit or proceeding pending or, to SOD’s knowledge, threatened against SOD that would reasonably be expected to prevent or materially delay the Closing or materially impair the value of the Purchased Interests.

4.9 No Material Adverse Change.

SOD has delivered to Vivos a certificate of its chief executive officer which fairly presents, as of October 14, 2026, the financial condition of SOD. Since the date of the certificate delivered to Vivos, there has been no material adverse change in the business, assets, liabilities, channels, or prospects of SOD, and SOD has conducted its business in the ordinary course.

4.10 Investment Representations.

SOD is acquiring the Preferred Shares for its own account, for investment and not with a view to distribution; SOD is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933; and SOD understands that the Preferred Shares and the underlying common stock are restricted securities that may not be transferred absent registration or an available exemption, and acknowledges the 4.99% blocker, the 19.99% exchange cap, and the absence of any redemption or cash-settlement right.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VIVOS

Vivos represents and warrants to SOD, as of the Effective Date and as of the Closing Date, as follows:

5.1 Organization; Authority.

Vivos is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to execute, deliver and perform this Agreement and the Certificate of Designations, and has duly authorized the same by all necessary corporate action. This Agreement constitutes Vivos’ valid and binding obligation, enforceable in accordance with its terms.

5.2 The Preferred Shares.

The Preferred Shares, when issued at the Closing against delivery of the Purchased Interests and following the filing of the Certificate of Designations, will be duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights, and will have the rights, preferences and limitations set forth in the Certificate of Designations, including ranking pari passu with the Series A Convertible Preferred Stock as to dividends and liquidation. The shares of common stock issuable on conversion, when issued in accordance with the Certificate of Designations, will be duly authorized, validly issued, fully paid and nonassessable, and a sufficient number of shares of common stock will be reserved for issuance on conversion, subject to the 19.99% exchange cap set forth in the Certificate of Designations.

5.3 No Conflicts; Consents.

Subject to receipt of the Series B holder consent described in Section 3.1(C) and the filing of the Certificate of Designations, the execution, delivery and performance of this Agreement do not conflict with Vivos’ certificate of incorporation or bylaws, the certificates of designations of any outstanding series of preferred stock, any material agreement to which Vivos is a party, or any applicable law or Nasdaq rule.

5.4 SEC Reports; Nasdaq.

Vivos’ reports filed with the Securities and Exchange Commission, as of their respective dates, complied in all material respects with applicable requirements and did not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading. Vivos has disclosed to SOD the notice received from Nasdaq under Listing Rule 5550(b)(1) and the related compliance plan period.

5.5 Investment Representations.

Vivos is acquiring the SOD Shares for its own account, for investment purposes, and not with a view to distribution in violation of the Securities Act of 1933. Vivos has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment, and understands that the SOD Shares will be restricted securities that may not be transferred absent registration or an available exemption.

ARTICLE VI

COVENANTS

6.1 Efforts.

The Parties’ obligations under Section 3.3 apply from the Effective Date through the Closing or earlier termination of this Agreement.

6.2 Post-Closing Agreements.

Following the Closing, the Parties shall use reasonable best efforts to negotiate, agree and execute, as promptly as practicable after the Closing, (a) the Joint Marketing Agreement, which shall contain, at a minimum, the terms set forth in Exhibit C hereto, and (b) the Sleep Center Agreement addressing marketing of the ReBalU Protocol to U.S. sleep-testing centers.

The Joint Marketing Agreement shall contain, at a minimum, the terms set forth in Exhibit C. The Parties shall negotiate in good faith the remaining terms of the Joint Marketing Agreement. If the Parties have not executed the Joint Marketing Agreement within ninety (90) days after the Closing Date, then either Party may submit the remaining unresolved terms to an independent expert mutually selected by the Parties (or, if they cannot agree within ten (10) days, designated by the American Arbitration Association) for binding determination. The expert shall be instructed to adopt terms that (a) include all of the minimum terms set forth in Exhibit C and (b) are consistent with customary commercial practice for similar marketing and distribution arrangements. The expert’s determination shall be final and binding, and the Parties shall execute an agreement reflecting such determination within ten (10) days after it is issued. Pending execution of the Joint Marketing Agreement, the terms set forth in Exhibit C and in Section 1.4 shall govern the Parties’ conduct of the covered activities.

6.3 Nasdaq and SEC Matters.

Vivos shall (a) file a Current Report on Form 8-K announcing this Agreement, including a pro forma condensed balance sheet evidencing stockholders’ equity above $2.5 million, on or as promptly as possible after the Closing Date (and in any event on or before October 15, 2026 if Closing occurs on or before that date); and (b) submit a Listing of Additional Shares notification to Nasdaq. SOD shall furnish information reasonably required for those filings.

6.4 Shareholder Approval.

Vivos shall include in its proxy statement for the pending reverse stock split a proposal to approve, for purposes of Nasdaq Listing Rule 5635(a), the issuance of common stock on conversion of the Preferred Shares in excess of the 19.99% exchange cap, and the Vivos board shall recommend that stockholders approve the proposal. For the avoidance of doubt, any shares of common stock issued on conversion under the cap shall not be voted on the proposal. The exchange cap remains in effect unless and until such approval is obtained. The Closing and the issuance of the Preferred Shares are not conditioned on stockholder approval.

6.5 Conduct Before Closing.

Between the Effective Date and the Closing, SOD shall not sell, license, encumber or abandon any of the Purchased Interests, amend the AHA agreement or Cleveland Clinic MOU in a manner adverse to the transactions contemplated hereby, or take any action that would make the Closing conditions incapable of satisfaction; and Vivos shall not amend its certificate of incorporation or the terms of any outstanding preferred stock in a manner adverse to the Preferred Shares.

6.6 Further Assurances.

Each Party shall execute such further instruments as reasonably requested to effect the transactions contemplated hereby.

6.7 Public Announcements.

Neither Party shall issue any press release or public statement concerning this Agreement without the prior written consent of the other, except as required by law, SEC rule or Nasdaq rule, in which case the disclosing Party shall give the other a reasonable opportunity to review.

6.8 Channel Definitive Agreements.

SOD shall use reasonable best efforts to negotiate, finalize, and enter into, as promptly as practicable after the Closing:

(a) the AHA Agreement containing terms consistent in all material respects with the rights and economic arrangements described in the AHA marketing term sheet and in Section 4.4; and

(b) a CCW Agreement that contains terms consistent in all material respects with the rights and economic arrangements described in the Cleveland MOU and in Section 4.4.

SOD shall keep Vivos reasonably informed of the status of such negotiations and shall provide Vivos with copies of the material drafts of the AHA Agreement and CCW Agreement for review and comment prior to execution. SOD shall not enter into any definitive agreement with AHA or Cleveland Clinic Weston that is materially less favorable to the rights and economics described in Section 4.4 without the prior written consent of Vivos.

6.9 SOD Anti-Dilution Covenant.

From the Closing Date through April 16, 2027 (the “Anti-Dilution Period”), SOD shall not, without the prior written consent of Vivos:

(a) issue, sell, grant, or otherwise dispose of any shares of its capital stock or any options, warrants, convertible securities, SAFEs, rights to acquire equity, or other equity or equity-linked securities of any kind (collectively, “Additional Equity”);

(b) amend, modify, or waive any terms of any outstanding Additional Equity in a manner that increases the number of shares issuable thereunder or reduces the price or other consideration required for issuance; or

(c) take any other action that would result in the SOD Shares representing less than eleven percent (11%) of the fully diluted equity of SOD (calculated on a fully diluted, as-converted basis, including all outstanding options, warrants, and convertible securities).

Any issuance of Additional Equity during the Anti-Dilution Period that is consented to by Vivos shall be structured so that Vivos is offered the right to participate on a pro rata basis (or such other basis as Vivos may elect) sufficient to maintain its fully diluted ownership percentage at not less than eleven percent (11%), unless Vivos elects in writing to waive such right with respect to that issuance.

Notwithstanding the foregoing, SOD may, without the prior written consent of Vivos, grant incentive equity (including options, restricted stock, restricted stock units, or other equity or equity-linked awards) solely to new employees hired after the Closing Date in an aggregate amount not to exceed ten percent (10%) of the fully diluted equity of SOD outstanding immediately after the Closing as set forth in this Agreement.

SOD shall promptly notify Vivos in writing of any proposed issuance or action that would otherwise be restricted by this Section 6.9, including the material terms thereof, at least ten (10) business days prior to the proposed issuance or action.

This Section 6.9 shall survive the Closing and remain in full force and effect through the end of the Anti-Dilution Period.

ARTICLE VII

TERMINATION

7.1 Termination.

This Agreement may be terminated at any time before the Closing: (a) by mutual written consent of the Parties; (b) by either Party, by written notice, if the Closing has not occurred on or before October 15, 2026 (the “Outside Date”), provided that the right to terminate under this clause is not available to a Party whose breach of this Agreement (including Section 3.3) has been a principal cause of the failure of the Closing to occur by the Outside Date; (c) by either Party if a governmental authority of competent jurisdiction has issued a final, non-appealable order permanently prohibiting the Closing; or (d) by either Party upon a material breach by the other Party of any representation, warranty or covenant that would cause a condition in Article III to fail.

7.2 Effect of Termination.

Upon termination, this Agreement shall become void and of no further effect, without liability of either Party, except that (a) this Section 7.2 and Article VIII survive, and (b) no termination relieves a Party of liability for fraud or willful breach occurring before termination.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival.

The representations and warranties in Articles IV and V survive the Closing for twelve (12) months; covenants survive in accordance with their terms.

8.2 Governing Law; Jurisdiction.

This Agreement is governed by the laws of the State of Delaware, without regard to conflict-of-laws principles. Each Party submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if it lacks jurisdiction, the state and federal courts located in Delaware) and waives trial by jury.

8.3 Specific Performance.

The Parties agree that irreparable damage would occur if this Agreement were not performed in accordance with its terms, and each Party is entitled to specific performance in addition to any other remedy.

8.4 Notices.

Notices must be in writing and are effective on delivery by hand, e-mail (with confirmation) or nationally recognized overnight courier to the addresses set forth on the signature pages.

8.5 Entire Agreement; Amendment; Waiver.

This Agreement, the Certificate of Designations, the Exhibits and the Schedules constitute the entire agreement of the Parties concerning the subject matter and supersede the October 3, 2026 proposal (as revised October 9 and October 13, 2026) and all other prior agreements and understandings. Amendments and waivers must be in a writing signed by both Parties.

8.6 Assignment; No Third-Party Beneficiaries.

Neither Party may assign this Agreement without the other’s prior written consent. This Agreement is for the sole benefit of the Parties.

8.7 Expenses.

Each Party bears its own costs and expenses, including fees of counsel, accountants and the valuation firm engaged by it.

8.8 Severability; Counterparts.

If any provision is held invalid, the remainder continues in effect, and the Parties shall negotiate a valid substitute that most closely reflects their intent. This Agreement may be executed in counterparts, including by electronic signature, each of which is an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	Chairman and Chief Executive Officer

SOD SCIENCES, INC.

By:	/s/ Joseph M. Salvani
Name:	Joseph M. Salvani
Title:	Chief Executive Officer

EXHIBITS AND SCHEDULES

The following Exhibits and Schedules are attached to and form part of this Agreement:

Document	Contents
Exhibit A	Assignment and Co-Ownership Agreement (Test Interest)
Exhibit B	Certificate of Designations — Series C Convertible Preferred Stock
Exhibit C	Joint Marketing — Minimum Terms
Exhibit D	Form of Shareholder Confirmation Letter
Schedule 4.2	SOD fully diluted capitalization
Schedule 4.3	SOD encumbrances
Schedule 4.5	SOD required consents
Schedule 4.6	SOD Financial Condition

EXHIBIT A

ASSIGNMENT AND CO-OWNERSHIP AGREEMENT (TEST INTEREST)

Pseudohypoxia Early-Warning Test

This Assignment and Co-Ownership Agreement (this “Agreement”) is entered into as of the Closing Date under the Mutual Stock Purchase and Asset Exchange Agreement dated as of October 14, 2026 (the “Purchase Agreement”), by and between SOD SCIENCES, INC., a Florida corporation (“SOD” or “Assignor”) and VIVOS THERAPEUTICS, INC., a Delaware corporation (“Vivos” or “Assignee”). SOD and Vivos are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. SOD owns or controls certain intellectual property, know-how, protocols, data rights, and related assets comprising the pseudohypoxia early-warning test (as more particularly described on Schedule A, the “Test IP”).

B. Concurrently herewith, the Parties are entering into a transaction pursuant to which Vivos will issue shares of a new series of convertible preferred stock to SOD in exchange for, among other consideration, a 11% equity interest in SOD and a 50% undivided interest in the Test IP.

C. The Parties desire to effect the assignment of a 50% undivided interest in the Test IP to Vivos and to set forth the terms of co-ownership and joint exploitation of the Test IP.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the related transaction documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment of Interest

Effective as of the Closing Date under the Purchase Agreement, SOD hereby assigns, transfers, and conveys to Vivos, and Vivos hereby accepts, an undivided fifty percent (50%) interest in and to the Test IP (the “Assigned Interest”), free and clear of all liens, claims, and encumbrances except as disclosed on Schedule A. The Assigned Interest includes all right, title, and interest of SOD in and to the Test IP to the extent of such 50% undivided interest, including without limitation all patent rights, patent applications, know-how, trade secrets, protocols, data, improvements, and the right to claim priority therefrom.

SOD retains the remaining undivided fifty percent (50%) interest in the Test IP. From and after the Closing Date, SOD and Vivos shall be co-owners of the Test IP as tenants in common, each holding an undivided 50% interest.

For purposes of this Agreement, “Test” and “Test IP” include all modified, rebranded, successor, and derivative versions of the pseudohypoxia early-warning test and related intellectual property developed by SOD, or jointly by SOD and Vivos, to the extent based on or derived from the Test IP described on Schedule A, all of which shall be jointly owned by the Parties as part of the Test IP; provided, however, that Vivos shall solely own all right, title, and interest in and to all improvements, modifications, and derivative works of the Test IP developed solely by or for Vivos (“Vivos Derivatives”), subject only to the license set forth in Section 2.E, and neither the Vivos Derivatives nor any Vivos Background IP shall constitute Test IP. “Vivos Background IP” means all intellectual property, know-how, data, products, devices, and technology owned or controlled by Vivos as of the Closing Date or developed by or for Vivos independently of the Test IP, including Vivos’s at-home oxygen desaturation and recovery testing technology, oral appliances, and related devices and services, and all improvements thereto, whether or not used in connection with the Test.

2. Co-Ownership and Exploitation Rights

Each Party shall have the following rights with respect to the Test IP:

A.	Equal right to exploit and commercialize the Test IP and to grant non-exclusive licenses and sublicenses under the Test IP, subject to the economic arrangements set forth in Section 3 and the restrictions below; provided that neither Party shall grant any license or sublicense under the Test IP to a third party (other than end-user rights incident to sales of the Test in the ordinary course) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, and each Party shall provide the other with a copy of any such license or sublicense promptly after execution.

B.	Equal right to enforce the Test IP against third parties, provided that the enforcing Party shall notify the other Party in advance and the Parties shall reasonably cooperate in any enforcement action. The enforcing Party shall bear all costs and expenses of any enforcement action it brings. If, and only if, such enforcement action results in a monetary recovery (whether by judgment, award, or settlement), such recovery shall first be applied to reimburse the enforcing Party for one hundred percent (100%) of its enforcement costs and expenses (including reasonable attorneys’ and expert fees), and any remainder shall be shared 50/50 by the Parties. Each Party covenants that, upon the written request of the other Party (and at the requesting Party’s expense), it shall join as a party plaintiff in any infringement action and shall not refuse to join. Neither Party may settle any enforcement action in a manner that impairs the other Party’s rights in the Test IP without the prior written consent of the other Party. Without limiting the foregoing, the terms of any settlement, consent judgment, or other compromise of any enforcement action or proceeding shall require the mutual written agreement of both Parties, and neither Party shall, in connection with any such settlement or compromise, admit any fact, liability, invalidity, or unenforceability, or make any statement against interest, that is binding upon or attributable to the other Party without the other Party’s prior written consent. The foregoing applies equally to defense of validity challenges, including inter partes reviews and other post-grant proceedings.

C.	Neither Party may grant an exclusive license under the Test IP without the prior written consent of the other Party.

D.	Neither Party may assign, transfer, or encumber its interest in the Test IP without the prior written consent of the other Party, except (a) to an affiliate or (b) in connection with a sale of all or substantially all of its assets or equity, provided in each case that the transferee agrees in writing to be bound by all terms of this Agreement. Vivos shall have a right of first refusal on any proposed transfer of SOD’s retained interest in the Test IP, exercisable within thirty (30) days after written notice of the terms of the proposed transfer.

E.	Improvements and derivative works to the Test IP developed solely by SOD or jointly by the Parties shall be co-owned by the Parties as part of the Test IP (subject to the 50/50 economic arrangements in Section 3). Improvements developed solely by Vivos shall be owned by Vivos, subject to a non-exclusive, royalty-free, non-sublicensable license to SOD, transferable only together with a permitted transfer of SOD’s interest under Section 2.D, solely for use in connection with the Test and subject to the economic arrangements in Section 3. Each Party shall promptly disclose to the other in writing any improvement to the Test IP that is co-owned under this Section 2.E.

3. Economic Arrangements

The Parties shall split fifty-fifty (50/50) all revenue and consideration from exploitation of the Test IP, including contribution margin on every sale of the Test (and any modified, rebranded, or successor version) through any channel and all royalty, license, sublicense, and other exploitation revenue, regardless of which Party makes the sale or grants the license. “Contribution margin” means net revenue less direct costs of goods sold and direct channel costs attributable to the sale. For clarity, revenue from products or services other than the Test (including Vivos’s oral appliances, devices, treatment services, and other products embodying Vivos Background IP, even if sold together with or following the Test) is not subject to sharing, and only the portion of any bundled price reasonably allocable to the Test shall be shared. The Parties shall reconcile all such amounts on a quarterly basis and settle any amounts due within thirty (30) days after each quarter-end.

Costs of patent prosecution, maintenance, and defense shall be shared equally by the Parties unless otherwise agreed in writing. Either Party may, upon thirty (30) days’ prior written notice, elect to assume sole control and cost of prosecution or maintenance of any particular application or patent in any jurisdiction if the other Party elects not to participate in the costs for that matter; in such case the non-participating Party’s interest in that application or patent shall be assigned to the participating Party in that jurisdiction only.

Neither Party shall abandon, allow to lapse, or materially narrow the claims of any patent application or patent covering the Test IP without at least thirty (30) days’ prior written notice to the other Party. The other Party shall have a step-in right to assume control and cost of such application or patent (with corresponding ownership consequences in that jurisdiction as set forth above) if it so elects within the notice period.

4. Representations and Warranties of SOD

SOD represents and warrants to Vivos that:

A.	SOD is the sole and exclusive owner of the Test IP and has the full right and authority to assign the Assigned Interest.

B.	The Test IP is free and clear of all liens, security interests, and encumbrances except as disclosed on Schedule A.

C.	SOD has not granted any exclusive license or other right that would conflict with the Assigned Interest.

D.	The execution and performance of this Agreement have been duly authorized by all necessary corporate action of SOD.

E.	Schedule A sets forth a complete and accurate list of all patents and patent applications included in the Test IP, and each inventor and other person who contributed to the conception or development of the Test IP has executed a valid and enforceable written assignment of all such person’s rights therein to SOD.

F.	No government, university, hospital, or other third party has any ownership interest in, license to, or other right in the Test IP, and none of the Test IP was developed using funding, facilities, or personnel of any such party.

G.	To SOD’s knowledge, the practice of the Test IP does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party; SOD has taken reasonable measures to protect the confidentiality of the trade secrets included in the Test IP; and SOD has not made any public disclosure of the Test IP that would reasonably be expected to bar or impair patentability.

H.	The representations and warranties in Sections 4.A, 4.B, and 4.E shall survive until sixty (60) days after expiration of the applicable statute of limitations, and the remaining representations and warranties in this Section 4 shall survive for the period set forth in Section 8.1 of the Purchase Agreement.

5. Further Assurances; Technology Transfer; Confidentiality

Each Party shall, from time to time after the Closing Date, upon the reasonable request of the other Party and at the requesting Party’s expense (except as otherwise provided herein), promptly execute, acknowledge, and deliver all such further instruments, documents, and assurances, and take all such further actions, as may be reasonably necessary or desirable to (a) perfect, evidence, or protect the Assigned Interest, (b) carry out the intent and purposes of this Agreement, and (c) enable the requesting Party to fully exercise and enjoy the rights and benefits of its interest in the Test IP. Without limiting the generality of the foregoing, SOD shall, promptly upon Vivos’s request (and, with respect to clauses A, C, and E below and the Covenant to Record, at SOD’s sole expense):

A.	Execute and deliver any confirmatory assignments, short-form assignments suitable for recordation, or other instruments necessary to evidence or perfect Vivos’s undivided 50% interest in the Test IP;

B.	Cooperate in the preparation, filing, and prosecution of any patent applications covering the Test IP, and execute all documents reasonably required to maintain, defend, or enforce such applications and any resulting patents;

C.	Cause the Assigned Interest to be recorded with the United States Patent and Trademark Office and any applicable foreign patent offices promptly after the filing of any patent application covering the Test IP (or, if any such application has already been filed, within thirty (30) days after the Closing Date), and provide Vivos with evidence of such recordation;

D.	Provide reasonable access to inventors, technical personnel, and relevant records as needed to support patent prosecution, enforcement, or commercialization of the Test IP; and

E.	Execute any documents and take any actions reasonably necessary to correct any defect in title or to remove any undisclosed encumbrance on the Test IP.

Covenant to Record: Promptly following the filing of any patent application (provisional or non-provisional) in the United States or any foreign jurisdiction that covers or claims any portion of the Test IP, SOD shall prepare, execute, and cause to be recorded with the United States Patent and Trademark Office (or the applicable foreign patent office) an assignment or confirmatory assignment reflecting Vivos’s undivided 50% co-ownership interest in such patent application and any resulting patent, and shall provide Vivos with evidence of such recordation within fifteen (15) business days after the recording is effected. If any patent application covering the Test IP has already been filed as of the Closing Date, SOD shall effect such recordation within thirty (30) days after the Closing Date. SOD shall reasonably cooperate with Vivos in the preparation and filing of all documents necessary to effect such recordation.

Technology Transfer: Within thirty (30) days after the Closing Date, SOD shall deliver to Vivos complete copies of all protocols, validation data, clinical protocols, regulatory files, laboratory records, and other know-how and data comprising the Test IP in SOD’s possession or control. Thereafter, SOD shall provide Vivos with ongoing reasonable access to clinical and regulatory data relating to the Test IP upon request.

Confidentiality and Publication Controls: Each Party shall maintain in strict confidence all trade secrets, know-how, protocols, data, and other confidential information comprising the Test IP, and shall not disclose such information to any third party except under written confidentiality obligations no less restrictive than those herein or as required by law. Neither Party shall publish, present, or otherwise publicly disclose any aspect of the Test IP (including unpublished data or know-how) without providing the other Party at least thirty (30) days’ prior written notice and an opportunity to review and comment, and without obtaining the other Party’s prior written consent if such disclosure would reasonably be expected to impair patentability or trade-secret status. Nothing in this Section 5 shall restrict either Party from disclosing the existence and general terms of this Agreement, or a general description of the Test, in filings or public statements required by law or the rules of the Securities and Exchange Commission or any securities exchange.

If either Party fails to execute any such document or take any such action within ten (10) business days after written request, the other Party is hereby irrevocably appointed as attorney-in-fact for the non-performing Party (coupled with an interest) to execute and deliver such documents and take such actions in the non-performing Party’s name, solely to the extent necessary to perfect or evidence the Assigned Interest or otherwise carry out the purposes of this Section 5. This power of attorney is coupled with an interest and shall be irrevocable.

The obligations under this Section 5 shall survive the Closing Date indefinitely.

6. Term and Termination; Exit Mechanism

This Agreement shall continue for so long as the Test IP remains in force. If either Party wishes to terminate co-ownership or exit, it may deliver written notice of its desire to sell its interest. The other Party shall have thirty (30) days to elect to purchase the interest at a price equal to the fair market value of the interest as determined by an independent appraiser mutually selected by the Parties (or, if they cannot agree within ten (10) days, by an appraiser designated by the American Arbitration Association), the cost of which shall be shared equally by the Parties. If the other Party does not elect to purchase, the initiating Party may, within one hundred eighty (180) days thereafter, sell its interest to a third party at a price not less than such appraised fair market value and on other terms no more favorable to the third party than those offered to the other Party, subject to the transfer restrictions in Section 2 (including the requirement that the transferee agree in writing to be bound by all terms of this Agreement); provided that the other Party may withhold consent to any such sale to a direct competitor of the other Party.

7. Miscellaneous

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. This Agreement, together with the related transaction documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements. This Agreement may be executed in counterparts, including by electronic signature. Any amendment must be in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Co-Ownership Agreement as of the Closing Date.

SOD SCIENCES, INC.

By:	/s/ Joseph M. Salvani
Name:	Joseph M. Salvani
Title:	Chief Executive Officer

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	Chairman and Chief Executive Officer

Schedule A

Description of Test IP

The “Test IP” means all intellectual property, know-how, protocols, data rights, and related assets owned or controlled by SOD (including through any affiliate, founder, officer, employee, or contractor) comprising or relating to the pseudohypoxia early-warning test, including without limitation:

1. All patent applications (provisional or non-provisional) and patents, whether filed or to be filed, covering identification of individuals whose cells are primed for further chronic disease (including cancer) through the pseudohypoxia signature, and related methods, compositions, and systems, including the patent filings listed below and SOD’s test/treat/retest protocol filings to the extent covering the Test, together with all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and foreign counterparts thereof and all patents issuing therefrom, and all rights to sue for past, present, and future infringement thereof.

2. The ReBalU genotype and biomarker panel, protocols for pairing such panel with measures of nocturnal oxygen desaturation and recovery, and related know-how and data.

3. All trade secrets, confidential information, clinical protocols, validation data, and improvements relating to the foregoing.

4. Any other intellectual property rights expressly identified in writing by the Parties as comprising the Test IP.

Patent and Trademark Filings: The following patent and trademark filings and applications are part of the Test IP and are owned by SOD on the terms set forth in the Agreement:

Docket No.	Title	Status
7346-0101PUS1	A Method for Treating Patients with Superoxide Dismutase (SOD2) and a Kit For Performing Such a Method	Provisional filed 4/28/2025 Appln. No. 63/795,986 Converted with PCT Appln. 7346-0101PWO1
7346-0101PWO1	Compositions and Methods for the Treatment of Oxidative Stress, and Methods for Identifying Subjects in Need of Such Treatment	Int. Appln. PCT/US2026/025425 Filed 4/27/2026
7346-0101PUS2	Compositions and Methods for the Treatment of Oxidative Stress, and Methods for Identifying Subjects in Need of Such Treatment	(CIP of -0101PUS1 and -101PWO1) To be filed by 10/27/2026 Draft with Client for Comments (See email of 09/21/2026)
7346-0102US1	Trademark Application for REBALU	Filed 7/25/2025 Allowed 3/10/2026
7346-0103PUS1	Compositions comprising tagatose for the treatment of oxidative stress, and methods for the treatment thereof	Prov. Filed 9/15/2025 Appln. No. 63/882,104 Converted with PCT Appln. 7346-0101PWO1
7346-0104PUS1	Compositions comprising tagatose and pectin for the treatment of oxidative stress, and methods for the treatment thereof	Changed Docket No. to 7346-0101PWO1
7346-0105PUS1	Compositions comprising tagatose for the treatment of oxidative stress in plants, and methods for the treatment thereof	Prov. Appln. No. 64/150,224 Filed 9/8/2026 Convert by 9/08/2027
7346-0106US1	Trademark Application for REBALU Rebalancing the Anti-Oxidative System (&Design)	Filed 6/11/2026
7346-0107PUS1	System, Apparatus and Method for Coupon Token & Super Coupon Token	In Preparation
7346-0108X	Opinions Regarding Patent Coverage
7346-0109PUS1	Methods for Diagnosing the Risk of and Presence of Neurodegenerative Diseases, Such as Alzheimer’s Disease, and Methods	To be filed by 10/27/2026 Draft with Client for Comments (See email of 09/28/2026)
7346-0110PUS1	Methods for assessing risk and treating oxidative-stress-related associated Pseudohypoxia and related medical conditions and compositions and kits for use therein.	To be filed by 10/27/2026 Draft With Client for Comments (See email of 10/06/2026)
7346-0111PUS1	Multi-Modal Longitudinal Systems and Methods for Cancer-Precondition Surveillance Using Antioxidant-Genotype Priors, Redox and Pseudohypoxia Biomarkers and Multi-site Ultrasound Imaging, and Closed Loop Intervention	To be filed by 10/27/2026 Draft with Client for Comments (See email of 10/08/2026)

Excluded Assets: The Test IP does not include any Vivos Background IP (as defined in Section 1 of the Agreement).

Disclosed Encumbrances: None.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

VIVOS THERAPEUTICS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Vivos Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation has duly adopted the following resolution:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

Section 1. Designation and Amount.

The series of preferred stock shall be designated as “Series C Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be 12,000 shares, which number may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants or other rights.

Section 2. Stated Value.

Each share of Preferred Stock shall have a stated value of $1,000 per share (the “Stated Value”), such that the aggregate Stated Value of all shares of Preferred Stock issued pursuant to the Mutual Stock Purchase and Asset Exchange Agreement dated as of October 14, 2026 (the “Purchase Agreement”) equals Twelve Million Dollars ($12,000,000).

Section 3. Rank.

The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) pari passu with the Series A Convertible Preferred Stock of the Corporation and (b) senior to the Common Stock of the Corporation and to any other class or series of capital stock of the Corporation the terms of which do not expressly provide that it ranks senior to or pari passu with the Preferred Stock.

Section 4. Dividends.

(a) The Preferred Stock shall not be entitled to any mandatory or cumulative dividends.

(b) The Preferred Stock shall participate with the Common Stock on an as-converted basis in any dividends declared or paid on the Common Stock. Any such participating dividend may be paid, at the election of the Corporation, in cash or in shares of Common Stock valued at the Conversion Price then in effect.

Section 5. Liquidation.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Preferred Stock shall rank pari passu with the Series A Convertible Preferred Stock and senior to the Common Stock. The holders of Preferred Stock shall not be entitled to any further participation in the remaining assets of the Corporation beyond such ranking, except as provided in Section 4 with respect to participating dividends.

Section 6. Conversion.

(a) Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price then in effect.

(b) Conversion Price. The initial Conversion Price shall be $0.15 per share of Common Stock; provided that, if Nasdaq’s Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) on the date of signing of the Purchase Agreement is $0.15 or higher, the Conversion Price shall be $0.01 above such Minimum Price. The Conversion Price is fixed as of the date of signing of the Purchase Agreement and shall not be subject to any price reset or other adjustment except as provided in Section 6(c).

(c) Adjustments. The Conversion Price and the number of shares of Common Stock issuable upon conversion shall be adjusted proportionally for any stock split, reverse stock split, stock combination, stock dividend or similar event so that the percentage of the outstanding Common Stock represented by the shares issuable upon conversion (subject to the Exchange Cap) is not increased as a result of such event.

(d) Mechanics. Conversion shall be effected by surrender of the certificate or book-entry evidence representing the shares to be converted, together with a written notice of conversion, at the principal office of the Corporation or its transfer agent. The Corporation shall issue the Common Stock issuable upon conversion within the time periods customarily required under applicable law and the rules of Nasdaq.

Section 7. Exchange Cap.

Notwithstanding anything to the contrary herein, the aggregate number of shares of Common Stock issuable upon conversion of the Preferred Stock shall not exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the signing of the Purchase Agreement (the “Exchange Cap”), unless and until the stockholders of the Corporation have approved the issuance of Common Stock upon conversion of the Preferred Stock in excess of the Exchange Cap for purposes of Nasdaq Listing Rule 5635(a). The Exchange Cap shall not be waivable by the Corporation or any holder and shall not lift except upon such prior stockholder approval. Any shares of Common Stock issued upon conversion of the Preferred Stock under the Exchange Cap shall not be entitled to vote on any proposal to approve the issuance of shares in excess of the Exchange Cap.

Section 8. Beneficial Ownership Limitation.

Notwithstanding anything to the contrary herein, the Corporation shall not effect any conversion of Preferred Stock, and a holder shall not have the right to convert any portion of Preferred Stock, to the extent that, after giving effect to such conversion, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be waived by a holder, upon not less than 61 days’ prior written notice to the Corporation, to up to 9.99%. The provisions of this Section 8 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8 to correct this Section 8 (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 9. Voting Rights.

Except as otherwise required by law, the holders of Preferred Stock shall be entitled to vote on an as-converted basis with the holders of Common Stock on all matters submitted to a vote of the holders of Common Stock, subject to the lesser of the Beneficial Ownership Limitation (as adjusted if waived) and the Exchange Cap. The Preferred Stock shall not entitle the holders thereof to any right to elect directors or to any board observer rights.

Section 10. No Redemption or Cash Settlement.

The Preferred Stock shall not be redeemable at the option of the Corporation or any holder. There shall be no holder put right, no mandatory conversion into any cash-settleable instrument, and no cash-settlement feature of any kind with respect to the Preferred Stock or the shares of Common Stock issuable upon conversion thereof.

Section 11. Reservation of Shares.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares to permit the conversion of all outstanding shares of Preferred Stock, subject to the Exchange Cap.

Section 12. Transferability.

The Preferred Stock and the shares of Common Stock issuable upon conversion thereof shall be subject to restrictions on transfer under the Securities Act of 1933, as amended, and applicable state securities laws.

Section 13. Miscellaneous.

The Corporation may issue shares of Preferred Stock in fractional amounts. Any notice required or permitted hereunder shall be given in writing in the manner provided in the Purchase Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officer this ___ day of October, 2026.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	Chairman and Chief Executive Officer

EXHIBIT C

JOINT MARKETING — MINIMUM TERMS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT D

FORM OF SHAREHOLDER CONFIRMATION LETTER

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 4.2

SOD FULLY DILUTED CAPITALIZATION

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 4.3

SOD ENCUMBRANCES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 4.5

SOD REQUIRED CONSENTS AND APPROVALS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule 4.6

SOD FINANCIAL CONDITION

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]